Filed pursuant to Rule 424(b)(3)

Registration No. 333-177753

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 4 DATED JANUARY 7, 2014 TO PROSPECTUS DATED APRIL 26, 2013

This prospectus supplement, dated January 7, 2014 (“Supplement No. 4”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company,” “we,” “us” or “our”), dated April 26, 2013 (the “Prospectus”), as supplemented by Supplement No. 3, dated December 4, 2013 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus and Supplement No. 3 and must be read in conjunction with the Prospectus and Supplement No. 3. This Supplement No. 4 forms a part of, and must be accompanied by, the Prospectus, as supplemented by Supplement No. 3.

The primary purpose of this Supplement No. 4 is to disclose that on December 30, 2013, Mitchell Hochberg was appointed by our board of directors as our President and Chief Operating Officer. In connection with the appointment of Mr. Hochberg, effective December 30, 2013, Peyton Owen resigned from his position as our President.

The line in the table containing the information for Peyton Owen of the disclosure titled “Management — Our Directors and Executive Officers” on page 100 of the Prospectus is deleted in its entirety and replaced with the following:

“Mitchell Hochberg	60	President and Chief Operating Officer	N/A	N/A”

The second paragraph of the disclosure titled “Management — Our Directors and Executive Officers” on page 102 of the Prospectus is deleted in its entirety and replaced with the following:

“Mitchell Hochberg is our President and Chief Operating Officer and also serves as President of Lightstone I. Mr. Hochberg also serves as the President of our sponsor. Prior to joining The Lightstone Group in August 2012, Mr. Hochberg served as principal of Madden Real Estate Ventures, a real estate investment, development and advisory firm specializing in hospitality and residential projects from 2007 to August 2012 when it combined with our sponsor. Mr. Hochberg held the position of President and Chief Operating Officer of Ian Schrager Company, a developer and manager of innovative luxury hotels and residential projects in the United States from early 2006 to early 2007 and prior to that Mr. Hochberg founded Spectrum Communities, a developer of luxury residential neighborhoods in the Northeast in 1985 where for 20 years he served as its President and Chief Executive Officer. Additionally, Mr. Hochberg serves on the board of directors of Orient-Express Hotels Ltd and as Chairman of the board of directors of Orleans Homebuilders, Inc. Mr. Hochberg received his law degree from Columbia University School of Law where he was a Harlan Fiske Stone Scholar and graduated magna cum laude from New York University College of Business and Public Administration with a Bachelor of Science degree in accounting and finance.”

References to Mr. Owen on pages 98 and A-15 (the prior performance sections) of the Prospectus are deleted.